FOR IMMEDIATE RELEASE

Contacts:Carol DiRaimo,                        Laurie Ellison
         913.967.4109                          913.967.2718
         Vice President of Investor Relations  Communications Executive Director


               Applebee's International Reports First Quarter 2005
                       Earnings of $0.38 Per Diluted Share

Overland Park, Kan., April 27, 2005 -- Applebee's International, Inc. (Nasdaq:APPB) today reported record net earnings of $31.7 million, or $0.38 per diluted share, for the first quarter ended March 27, 2005. This compares to net earnings of $29.7 million, or $0.35 per diluted share, for the first quarter of 2004.

System-wide comparable sales for the first quarter of 2005 increased 3.7 percent, the 27th consecutive quarter of comparable sales growth. Company and franchise restaurant comparable sales increased 0.3 percent and 4.9 percent, respectively, for the quarter.

The company also reported comparable sales for the March fiscal period, comprised of the five weeks ended March 27, 2005. System-wide comparable sales increased 2.0 percent for the March period, and comparable sales for franchise restaurants increased 3.2 percent. Comparable sales for company restaurants decreased 1.8 percent, reflecting a decrease in guest traffic of a similar amount, combined with a flat average check. March comparable sales were negatively impacted by approximately 1.0 percent due to the shift of Easter from the April fiscal period last year to the March fiscal period this year and by approximately 1.0 percent in company markets due to weather, but were positively impacted by approximately 0.5 percent due to the shift in President's Day from the February fiscal period last year to the March fiscal period this year.

In addition, the company reported comparable sales for the April fiscal period, comprised of the four weeks ended April 24, 2005, which were positively impacted by approximately 1.0 percent due to the timing of Easter. System-wide comparable sales increased 1.9 percent for the April period, and comparable sales for franchise restaurants increased 2.8 percent. Comparable sales for company restaurants decreased 0.9 percent, reflecting a slight decrease in guest traffic, combined with a lower average check. The lower average check in the period appears to have resulted from a change in guest purchasing behavior, particularly during early parts of the week, at lunch and in Midwest markets.

                                    - more -

April 27, 2005
Page 2


System-wide comparable sales for the year-to-date period through April have increased 3.3 percent, with franchise restaurant comparable sales up 4.4 percent and company comparable restaurant sales flat.

Lloyd L. Hill, chairman and chief executive officer, said, "Despite extremely difficult comparisons, our first quarter results exceeded our original expectations. While we are mindful of recent sales trends, we remain intent on maintaining our value proposition in this environment with continued food innovation, including our spring menu that rolled out nationwide earlier this week. Our brand awareness is being enhanced by the more than 30 percent increase in our national advertising budget that conveys multiple messages to our guests. In addition to accelerating our development pace, 2005 is a year to optimize our initiatives as we continue to focus on improving operations throughout the system, as well as leveraging our key strategies including Carside To Go(TM) and our alliance with Weight Watchers."

Other results for the first quarter ended March 27, 2005 included:

     o Total system-wide sales for the quarter increased by 9.5 percent over the prior year. System-wide sales are a non-GAAP financial measure that includes sales at all company and franchise Applebee's restaurants, as reported by franchisees. The company believes that system-wide sales information is useful in analyzing Applebee's market share and growth, and because franchisees pay royalties and contribute to the national advertising pool based on a percentage of their sales.

     o Applebee's ended the quarter with 1,694 restaurants open system-wide (437 company and 1,257 franchise restaurants). During the first quarter of 2005, there were 26 new Applebee's restaurants opened system-wide, including 13 company and 13 franchised restaurants.

     o The company repurchased 728,300 shares of common stock in the first quarter at an average price of $25.62 for an aggregate cost of $18.7 million. As of March 27, 2005, $131.3 million remains available under the company's current stock repurchase authorization.

     o As of March 27, 2005, the company had total debt outstanding of $27.6 million, with $116 million available under its revolving credit facility.


                                    - more -

April 27, 2005
Page 3


BUSINESS OUTLOOK

The company updated its guidance with respect to its business outlook for fiscal year 2005:

     o More than 135 new restaurants are now expected to open in 2005, including at least 50 company and 85 franchise restaurants. Approximately 25 company restaurants and 25 to 30 franchise restaurants are expected to open in the first half of the year, with the remainder opening in the second half of the year. The increased number of company openings reflects the anticipated re-opening of eight restaurants in the Memphis market.

     o System-wide comparable sales are expected to increase by at least three percent for the full year, with results expected to accelerate in the latter half of the year as comparisons become easier.

     o Overall restaurant margins before pre-opening expense for the full year are expected to be similar to fiscal year 2004 results.

     o Pre-opening expense is expected to be higher as a result of the increase in the number of company openings from 32 in 2004 to at least 50 in 2005.

     o General and administrative expenses, as a percentage of operating revenues, are now expected to be approximately nine percent. The increase in general and administrative expenses from previous guidance reflects higher management training costs associated with the increased number of company openings.

     o The effective income tax rate is currently expected to continue at 34.6 percent for the remainder of the year.

     o Excluding the cost of franchise acquisitions, capital expenditures are expected to be between $140 and $150 million in 2005, including the anticipated costs of re-opening the eight restaurants in Memphis.

     o On April 12, 2005, the company announced that it had entered into an agreement to acquire 12 franchise restaurants located in Missouri, Kansas and Arkansas for approximately $39.5 million in cash. The acquisition is anticipated to close in the second quarter of 2005.

     o Based on the foregoing assumptions and the company's performance during the first quarter, diluted earnings per share for fiscal year 2005 are now expected to be in the range of $1.49 to $1.52, with diluted earnings per share for the second quarter expected to be in the range of $0.36 to $0.38.

                                    - more -

April 27, 2005
Page 4


A conference call to review the first quarter 2005 results and the current business outlook will be held on Thursday morning, April 28, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investors section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of April 24, 2005, there were 1,703 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including fiscal year 2005 guidance as set forth in the Business Outlook section, are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2005. The company disclaims any obligation to update these forward-looking statements.


                                      # # #

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)

                                                                                  13 Weeks Ended
                                                                         ---------------------------------
                                                                          March 27,          March 28,
                                                                             2005               2004
                                                                         -------------     ---------------
                                                                                           (as restated)(1)
       Revenues:
            Company restaurant sales................................       $ 270,458         $ 243,560
            Franchise royalties and fees............................          33,008            30,715
            Other franchise income..................................           1,065             3,115
                                                                         -------------     ---------------
               Total operating revenues.............................         304,531           277,390
                                                                         -------------     ---------------
       Cost of company restaurant sales:
            Food and beverage.......................................          71,635            63,515
            Labor...................................................          88,724            79,655
            Direct and occupancy....................................          66,367            59,342
            Pre-opening expense.....................................           1,167               567
                                                                         -------------     ---------------
               Total cost of company restaurant sales...............         227,893           203,079
                                                                         -------------     ---------------
       Cost of other franchise income...............................             819             2,937
       General and administrative expenses..........................          26,946            25,422
       Amortization of intangible assets............................             228                86
       Loss on disposition of restaurants and equipment.............             297               495
                                                                         -------------     ---------------
       Operating earnings...........................................          48,348            45,371
                                                                         -------------     ---------------
       Other income (expense):
            Investment income (expense).............................             (41)              223
            Interest expense........................................            (337)             (344)
            Other income............................................             435               461
                                                                         -------------     ---------------
               Total other income...................................              57               340
                                                                         -------------     ---------------
       Earnings before income taxes.................................          48,405            45,711
       Income taxes.................................................          16,748            15,975
                                                                         -------------     ---------------
       Net earnings.................................................       $  31,657         $  29,736
                                                                         =============     ===============

       Basic net earnings per common share(2).......................       $    0.39         $    0.36
                                                                         =============     ===============
       Diluted net earnings per common share(2).....................       $    0.38         $    0.35
                                                                         =============     ===============

       Basic weighted average shares outstanding(2).................          80,705            81,986
                                                                         =============     ===============
       Diluted weighted average shares outstanding(2)...............          82,375            84,628
                                                                         =============     ===============



(1) The company's Annual Report on Form 10-K for fiscal year 2004 included a restatement of certain historical information as discussed in Note 22 to the consolidated financial statements.

(2) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 15, 2004.



The following table contains information derived from the company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.


                                                                                    13 Weeks Ended
                                                                           ----------------------------------
                                                                             March 27,          March 28,
                                                                                2005              2004
                                                                           ---------------   ----------------
                                                                                              (as restated)(1)
        Revenues:
             Company restaurant sales....................................         88.8%             87.8%
             Franchise royalties and fees................................         10.8              11.1
             Other franchise income......................................          0.3               1.1
                                                                           ---------------   ----------------
                Total operating revenues.................................        100.0%            100.0%
                                                                           ===============   ================
        Cost of sales (as a percentage of company restaurant sales):
             Food and beverage...........................................         26.5%             26.1%
             Labor.......................................................         32.8              32.7
             Direct and occupancy........................................         24.5              24.4
             Pre-opening expense.........................................          0.4               0.2
                                                                           ---------------   ----------------
                Total cost of sales......................................         84.3%             83.4%
                                                                           ===============   ================

        Cost of other franchise income (as a percentage of other
             franchise income)...........................................         76.9%             94.3%
        General and administrative expenses..............................          8.8               9.2
        Amortization of intangible assets................................          0.1                --
        Loss on disposition of restaurants and equipment.................          0.1               0.2
                                                                           ---------------   ----------------
        Operating earnings...............................................         15.9              16.4
                                                                           ---------------   ----------------
        Other income (expense):
             Investment income...........................................          --                0.1
             Interest expense............................................         (0.1)             (0.1)
             Other income................................................          0.1               0.2
                                                                           ---------------   ----------------
                Total other income.......................................          --                0.1
                                                                           ---------------   ----------------
        Earnings before income taxes.....................................         15.9              16.5
        Income taxes.....................................................          5.5               5.8
                                                                           ---------------   ----------------
        Net earnings.....................................................         10.4%             10.7%
                                                                           ===============   ================



(1) The company's Annual Report on Form 10-K for fiscal year 2004 included a restatement of certain historical information as discussed in Note 22 to the consolidated financial statements.

The  following  table  sets  forth  certain  financial   information  and  other
restaurant data relating to company and franchise restaurants, as reported to us by franchisees:

                                                                                        13 Weeks Ended
                                                                           -----------------------------------------
                                                                             March 27,              March 28,
                                                                                2005                   2004
                                                                          -------------------    -------------------
   Number of restaurants:
        Company:
            Beginning of period........................................                424                    383
            Restaurant openings........................................                 13                      8
                                                                          -------------------    -------------------
            End of period..............................................                437                    391
                                                                          -------------------    -------------------
        Franchise:
            Beginning of period........................................              1,247                  1,202
            Restaurant openings........................................                 13                     11
            Restaurant closings........................................                 (3)                    (1)
                                                                          -------------------    -------------------
            End of period..............................................              1,257                  1,212
                                                                          -------------------    -------------------
        Total:
            Beginning of period........................................              1,671                  1,585
            Restaurant openings........................................                 26                     19
            Restaurant closings........................................                 (3)                    (1)
                                                                          -------------------    -------------------
            End of period..............................................              1,694                  1,603
                                                                          ===================    ===================
   Weighted average weekly sales per restaurant:
            Company....................................................       $     48,193           $     48,402
            Franchise..................................................       $     51,277           $     48,769
            Total......................................................       $     50,485           $     48,680
   Change in comparable restaurant sales:(1)
            Company....................................................               0.3%                   8.7%
            Franchise..................................................               4.9%                   8.0%
            Total......................................................               3.7%                   8.2%
   Total operating revenues (in thousands):
            Company restaurant sales...................................       $    270,458           $    243,560
            Franchise royalties and fees(2)............................             33,008                 30,715
            Other franchise income(3)..................................              1,065                  3,115
                                                                          -------------------    -------------------
            Total......................................................       $    304,531           $    277,390
                                                                          ===================    ===================



(1) When computing comparable restaurant sales, restaurants open for at least 18 months are compared from period to period.

(2) Franchise royalties are generally 4% of each franchise restaurant's reported monthly gross sales. Reported franchise sales, in thousands, were $832,997 and $764,116 in the 2005 quarter and the 2004 quarter, respectively. Franchise fees typically range from $30,000 to $35,000 for each restaurant opened.

(3)  Other  franchise  income  includes   insurance   premiums  from  franchisee
participation in our captive insurance program and revenue from information technology products and services provided to certain franchisees.


                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                      (in thousands, except share amounts)


                                                                                        March 27,         December 26,
                                                                                          2005               2004
                                                                                      --------------     -------------
                                                       ASSETS

Current assets:
     Cash and cash equivalents...................................................      $    6,195         $   10,642
     Short-term investments, at market value.....................................             282                282
     Receivables, net of allowance...............................................          43,712             39,152
     Receivables related to captive insurance subsidiary.........................           4,163              2,566
     Inventories.................................................................          28,755             35,936
     Prepaid and other current assets............................................          15,660             12,079
                                                                                      --------------     -------------
        Total current assets.....................................................          98,767            100,657
Property and equipment, net......................................................         506,072            486,548
Goodwill.........................................................................         117,002            116,344
Restricted assets related to captive insurance subsidiary........................          18,162             17,386
Other intangible assets, net.....................................................           8,318              8,524
Other assets, net................................................................          27,429             24,972
                                                                                      --------------     -------------
                                                                                       $  775,750         $  754,431
                                                                                      ==============     =============


                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Current portion of long-term debt...........................................      $      233         $      222
     Notes payable...............................................................           2,000                --
     Accounts payable............................................................          34,811             42,830
     Accrued expenses and other current liabilities..............................          85,829             89,064
     Loss reserve and unearned premiums related to captive insurance subsidiary..          15,168             12,137
     Accrued dividends...........................................................             --               4,867
     Accrued income taxes........................................................          15,495              2,578
                                                                                      --------------     -------------
        Total current liabilities................................................         153,536            151,698
                                                                                      --------------     -------------
Non-current liabilities:
     Long-term debt - less current portion.......................................          25,412             35,472
     Deferred income taxes.......................................................          32,185             28,995
     Other non-current liabilities...............................................          43,802             41,539
                                                                                      --------------     -------------
        Total non-current liabilities............................................         101,399            106,006
                                                                                      --------------     -------------
        Total liabilities........................................................         254,935            257,704
                                                                                      --------------     -------------
Stockholders' equity:
     Preferred stock - par value $0.01 per share:  authorized - 1,000,000 shares;
        no shares issued.........................................................             --                 --
     Common stock - par value $0.01 per share:  authorized - 125,000,000 shares;
        issued - 108,503,243 shares..............................................           1,085              1,085
     Additional paid-in capital..................................................         228,474            220,897
     Unearned compensation.......................................................          (4,155)            (1,924)
     Retained earnings...........................................................         654,972            623,315
                                                                                      --------------     -------------
                                                                                          880,376            843,373
     Treasury stock - 27,428,482 shares in 2005 and 27,375,044 shares in 2004,
            at cost..............................................................        (359,561)          (346,646)
                                                                                      --------------     -------------
        Total stockholders' equity...............................................         520,815            496,727
                                                                                      --------------     -------------
                                                                                       $  775,750         $  754,431
                                                                                      ==============     =============




                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                 (in thousands)

                                                                                             13 Weeks Ended
                                                                                    ----------------------------------
                                                                                      March 27,          March 28,
                                                                                        2005                2004
                                                                                    --------------     ---------------
                                                                                                       (as restated)(1)
       CASH FLOWS FROM OPERATING ACTIVITIES:
            Net earnings.......................................................       $  31,657          $  29,736
            Adjustments to reconcile net earnings to net
               cash provided by operating activities:
               Depreciation and amortization...................................          12,531             11,189
               Amortization of intangible assets...............................             228                 86
               Amortization of unearned compensation...........................             496                338
               Other amortization..............................................              63                 39
               Deferred income tax provision...................................           1,659                246
               Loss on disposition of restaurants and equipment................             297                495
               Income tax benefit from exercise of stock options...............           2,638              3,108
            Changes in assets and liabilities (exclusive of effects of acquisitions):
               Receivables.....................................................          (4,560)            (3,939)
               Receivables related to captive insurance subsidiary.............          (1,597)            (7,705)
               Inventories.....................................................           7,181             (9,510)
               Prepaid and other current assets................................          (2,050)            (4,163)
               Accounts payable................................................          (8,019)             3,604
               Accrued expenses and other current liabilities..................          (5,887)           (17,547)
               Loss reserve and unearned premiums related to captive insurance
                 subsidiary....................................................           3,031             12,378
               Income taxes....................................................          12,917             14,236
               Other non-current liabilities...................................               6                643
               Other...........................................................            (282)              (467)
                                                                                    --------------     ---------------
               NET CASH PROVIDED BY OPERATING ACTIVITIES.......................          50,309             32,767
                                                                                    --------------     ---------------
       CASH FLOWS FROM INVESTING ACTIVITIES:
            Purchases of property and equipment................................         (24,619)           (13,796)
            Restricted assets related to captive insurance subsidiary..........            (776)            (3,074)
            Acquisition of restaurants.........................................          (5,742)               --
            Purchases of short-term investments................................             --               (253)
            Other investing activities.........................................             --               (966)
                                                                                    --------------     ---------------
               NET CASH USED BY INVESTING ACTIVITIES...........................         (31,137)           (18,089)
                                                                                    --------------     ---------------
       CASH FLOWS FROM FINANCING ACTIVITIES:
            Purchases of treasury stock........................................         (18,657)           (32,039)
            Dividends paid.....................................................          (4,867)            (3,863)
            Issuance of common stock upon exercise of stock options............           6,927              4,971
            Shares issued under employee benefit plans.........................           1,027              2,915
            Net debt proceeds (payments).......................................          (8,049)             4,959
                                                                                    --------------     ---------------
               NET CASH USED BY FINANCING ACTIVITIES...........................         (23,619)           (23,057)
                                                                                    --------------     ---------------
       NET DECREASE IN CASH AND CASH EQUIVALENTS...............................          (4,447)            (8,379)
       CASH AND CASH EQUIVALENTS, beginning of period..........................          10,642             17,867
                                                                                    --------------     ---------------
       CASH AND CASH EQUIVALENTS, end of period................................       $   6,195          $   9,488
                                                                                    ==============     ===============




(1) The company's Annual Report on Form 10-K for fiscal year 2004 included a restatement of certain historical information as discussed in Note 22 to the consolidated financial statements.


                                      # # #